EXHIBIT 99.1

News       News       News       News      News      News

July 22, 2005

First Financial Bancorp Reports Second-Quarter Earnings

•	Second-quarter net earnings of $0.23 per share versus $0.24 in 2004

•	Year-to-date net earnings up 1.63 percent over 2004

•	Net interest margin down slightly, but stable

•	Expenses up due to consolidation expenses

•	Year-to-date average noninterest bearing deposits increased 8.47% over 2004

•	Plans to start new Cincinnati market announced

•	Strategic plan progresses on-schedule

•	Indirect lending product no longer offered

•	Regulatory approval received for Fidelity Federal sale

HAMILTON, Ohio – First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today announced second-quarter 2005 earnings of $9,889,000 or 23 cents in diluted earnings per share, compared to $10,337,000 or 24 cents in diluted earnings per share for the same period in 2004. First Financial also announced year-to-date earnings of $20,615,000 or 47 cents in diluted earnings per share, compared to $20,285,000 or 46 cents in diluted earnings per share for the same period in 2004. Pre-tax costs of $669,000 were recognized in the second quarter of 2005 for the previously announced charter consolidation that is part of the new strategic plan announced on March 14, 2005.

Income from continuing operations was $9,623,000 and $10,210,000 for the second quarter of 2005 and 2004, respectively. Income from discontinued operations was $266,000 and $127,000 for the second quarter of 2005 and 2004, respectively. Year-to-date income from continuing operations was $20,155,000 and $20,028,000 for 2005 and 2004, respectively. Year-to-date income from discontinued operations was $460,000 and $257,000 for 2005 and 2004, respectively.

Return on average assets for the second quarter of 2005 was 1.03 percent, compared to 1.06 percent for the same period in 2004. Return on average shareholders’ equity was 10.74 percent for the second quarter of 2005, versus 11.40 percent for the comparable period in 2004. First Financial continues to maintain strong capital with a second-quarter 2005 average equity to average assets ratio of 9.59 percent.

Year-to-date return on average assets was 1.08 percent, compared to 1.04 percent for 2004, while return on average shareholders’ equity was 11.23 percent for 2005 versus 11.14 percent for 2004.

Davis said, “I am pleased with the progress we have made toward the implemention of our strategic plan. 2005 continues to be a year of transition for us as we consolidate our banking, wealth management, and insurance units under one charter and implement some aggressive growth plans. I would note in particular our new market president, John Marrocco, who brings us considerable expertise and a long history in the Cincinnati market. We have a tremendous opportunity in Cincinnati, and I’m confident John can help us grow our business and develop profitable relationships in that market.

“Our financial results remained consistent with previous quarters, and I am encouraged by our stable net interest margin, good credit quality results, and growth in our demand deposit business. However, I am disappointed by the lack of growth in our commercial lending business. This will be a top priority as we continue to strengthen our sales culture and recruit new sales professionals.”

(The preceding overview of First Financial Bancorp’s earnings is supplemented with the following detail:)

Strategic Plan Update:

Having received regulatory approval, the previously announced sale of the Fidelity Federal Savings Bank, headquartered in Marion, Indiana, to Mutual Federal Savings Bank of Muncie, Indiana is expected to close in September of 2005. Fidelity Federal has been treated as a discontinued operation for financial reporting purposes with prior periods restated accordingly.

First Financial Bancorp has selected a national bank charter for the consolidation of its operations under one company as provided for in the company’s strategic plan. To effect the consolidation, First Financial plans to merge Sand Ridge Bank, headquartered in Highland, Indiana, and Community First Bank & Trust, headquartered in Celina, Ohio, into First Financial Bank, N.A., headquartered in Hamilton, Ohio. First Financial recently received conditional OCC approval for the mergers. First Financial expects to complete the mergers in the third quarter of 2005. Upon completion of the mergers, First Financial Bancorp will have a single bank subsidiary subject to one primary regulator, the Comptroller of the Currency.

Following the consolidation, the operation of the five lines of business described in the strategic plan will be carried out under the charter of First Financial Bank, N.A. The three banking lines of business will be marketed in their local areas under the brand names Community First Bank & Trust, Sand Ridge Bank, and First Financial Bank. Throughout all of its markets, First Financial Bank, N.A. will provide wealth management services through its First Financial Wealth Management line of business, and the bank will provide insurance services through its First Financial Insurance line of business, which will become a subsidiary of the bank.

Implementation of the strategic plan that was announced in a press release dated March 14, 2005, is underway. Costs associated with the operational consolidation element of the plan were released previously and are estimated to be $4,500,000 on a pre-tax basis or 7 cents per share after tax. It is expected that the majority of these costs will be recognized in the third and fourth quarters of 2005. Costs include $2,900,000 for charges associated with staff reductions, $600,000 in consulting and professional services, and $1,000,000 in conversion-related programming costs, customer notifications, and other consolidation-related costs. Of these amounts, $669,000 was recognized in the second quarter of 2005, consisting of $471,000 in charges associated with staff reductions, $165,000 in consulting and professional services, and $33,000 in other consolidation-related costs.

First Financial has made the strategic decision to discontinue offering the dealer-originated installment loan product (indirect lending). This decision was based primarily on the low profit margin of this highly competitive, rate driven product. First Financial will continue offering auto, boat, and RV loans to customers directly through its branch network.

The announcement of entry into the Cincinnati market marks another milestone in accomplishing the objectives of the strategic plan. As previously stated, metropolitan markets will be a key to our growth strategy and Cincinnati is our largest neighboring market with over $28 billion in deposits, of which we currently have less than a 1 percent share.

Additional information will be made available in news releases throughout the remainder of 2005 regarding ongoing branch analysis and capital planning.

Net Interest Income:

Net interest income for the second quarter of 2005 was $33.9 million, compared to $35.1 million in the second quarter of 2004, a decrease of 3.43 percent or $1.2 million. This decrease is due primarily to an increase in deposit costs and a decrease in investment balances. Net interest income on a linked-quarter basis (second quarter of 2005 compared to first quarter of 2005) remained relatively flat, decreasing $75,000 or 0.22 percent. Net interest income for 2005 on a year-to-date basis decreased $2.4 million or 3.46 percent.

The company’s net interest margin decreased to 3.94 percent in the second quarter of 2005 from 4.00 percent in the second quarter of 2004. Linked-quarter net interest margin decreased 4 basis points from 3.98 percent to 3.94 percent. On a year-to-date basis, net interest margin decreased from 4.01 percent for 2004 to 3.96 percent for 2005. Given our loan and deposit mix, stable consumer behavior, the repricing characteristics of the portfolios, and only modest changes in market interest rates, stability in the margin over the next few quarters should continue.

Average total loans for the second quarter of 2005 increased 0.85 percent from the comparable period a year ago. On a linked-quarter basis, average outstanding loan balances increased 0.28 percent. On a year-to-date basis, average loans increased 1.46 percent. The loan growth for all periods has been in the real estate and installment loan categories, offset somewhat by a decrease in commercial loans as previously discussed. Our current mix of loans and our recent production should change as we begin to gradually turn our focus to commercial lending. The loan portfolio balances are distributed somewhat equally among variable rate loans, adjustable rate loans and fixed rate loans.

Average deposit balances for the first quarter increased $72.6 million or 2.56 percent from the comparable period a year ago due primarily to an 8.19 percent increase in average noninterest-bearing deposit accounts. This increase in noninterest-bearing deposit accounts marks the successful efforts of focused strategies over the past twelve months. Average deposits have increased 0.55 percent on a linked quarter basis and 2.14 percent on a year-to-date basis. Interest expense on deposits increased as a result of overall market rate increases rather than a shift in our competitive position in the markets we serve. More aggressive pricing by competitors has occurred in these markets; therefore, First Financial has kept pace to maintain its position in the market.

Securities available for sale were $618.5 million at June 30, 2005, compared to $627.6 million at March 31, 2005, and $712.8 million at June 30, 2004. The change from March 31, 2005, is due to purchases of $11.1 million in securities; $22.5 million in mortgage-backed and collateralized mortgage obligation paydowns; $2.6 million in maturities, calls, and bond premium amortization; and $4.9 million in market value increase. The company continues to maintain a shorter portfolio duration (the cash-weighted term to maturity of the portfolio) to reduce its sensitivity to the bond’s price, to changes in interest rates, and to reduce interest rate risk. The combined investment portfolio was 16.31 percent, 16.43 percent, and 18.35 percent of total assets for June 30, 2005, March 31, 2005, and June 30, 2004, respectively.

Credit Quality:

The provision for loan losses for the second quarter of 2005 was $750,000 compared to $2.1 million for the same period in 2004. The provision is the result of the quarterly analysis of the adequacy of the allowance for loan losses and is directionally consistent with the improvements in asset quality and the continued improvements in credit review and underwriting. Net charge-offs of $1.4 million for the second quarter were $557,000 less than the $2.0 million in net charge-offs for the second quarter of 2004. The percentage of net charge-offs to average loans for the second quarter of 2005 was 0.20 percent compared to 0.29 percent for the same period in 2004. The percentage of net charge-offs to average loans was 0.20 percent for year-to-date 2005 compared to 0.33 percent for the same period in 2004. Charge-offs continue to be within an acceptable range.

First Financial continued to maintain appropriate risk coverage with an allowance to ending loans ratio of 1.55 percent at quarter end versus 1.65 percent for the same quarter a year ago. It is management’s belief that the allowance for loan losses of $43.5 million is adequate to absorb credit losses inherent in the portfolio at June 30, 2005.

The nonperforming assets to ending loans ratio decreased to 0.85 percent as of June 30, 2005, from 0.87 percent at the end of the second quarter of 2004. Total nonperforming assets — which include nonaccrual loans, restructured loans, and other real estate owned — decreased 2.08 percent to $24.0 million at the end of the second quarter of 2005 from $24.5 million at June 30, 2004. Nonaccrual loans decreased $432,000 and restructured loans decreased $890,000. However, other real estate owned increased $813,000. On a linked-quarter basis, total nonperforming assets increased $4.3 million or 22.13 percent. This increase is due primarily to a $4.4 million increase in nonaccrual loans which involves a few large commercial credits and not a widespread decline in credit quality overall. These credits have been appropriately considered in establishing the allowance for loan losses at June 30, 2005. This level of nonperforming assets remains within an acceptable range. The level of reserves to nonperforming loans remains strong at 181.54 percent.

Loans delinquent over 90 days increased 5.96 percent to $764,000 at the end of the second quarter of 2005 from $721,000 at the end of the second quarter of 2004.

Noninterest Income:

Second-quarter 2005 noninterest income was $14.8 million, an increase of $41,000 or 0.28 percent from the second quarter of 2004. Bankcard interchange income increased $297,000 or 23.37 percent from the same quarter in 2004. The other category of noninterest income remained relatively constant, decreasing

$57,000 or 1.31 percent from the comparable period in 2004. Gains on the sale of mortgage loans were $480,000 for the second quarter of 2005 versus $408,000 for the comparable period in 2004, an increase of $72,000. The allowance for impairment on mortgage servicing rights declined $424,000 for the second quarter of 2005 versus $428,000 in the comparable quarter in 2004. The insurance product produced $690,000 in revenue for the second quarter of 2005 compared to $643,000 in the comparable period in 2004. Service charge income decreased $121,000 or 2.56 percent from the same quarter a year ago largely due to decreased insufficient funds charges. Improvements to insufficient funds charges are expected as some deposit product enhancements occur during the latter portion of 2005. Trust revenues for the second quarter of 2005 decreased 3.75 percent or $151,000 from the comparable period last year as a result of the effect of lower long term interest rates on the cash flow of personal trust accounts and the resulting principal liquidations to maintain client determined cash distribution levels.

On a linked-quarter basis, total noninterest income was down 1.32 percent or $198,000. Increases in service charges on deposit accounts and bankcard interchange income were offset by decreases in trust revenues and bank-owned life insurance income.

Year-to-date noninterest income increased $720,000 or 2.47 percent from 2004 primarily as a result of increased bankcard interchange income and additional bank-owned life insurance income.

Noninterest Expense:

Total noninterest expense increased $826,000 or 2.52 percent for the second quarter of 2005 from the second quarter of 2004. Salaries and employee benefits increased $419,000 or 2.24 percent due primarily to severance charges, enhancements to the executive staff at the parent company, and increased health care costs offset by staff reductions from the merger of Heritage Community Bank into First Financial Bank in the fourth quarter of 2004. Net occupancy expenses for the second quarter of 2005, increased $297,000 or 15.28 percent as a result of increased building rent, depreciation, and related expenses. Professional services expenses increased $395,000 or 34.89 percent. Data-processing expense for the quarter decreased $159,000 or 9.81 percent.

Consolidation related expenses were $669,000 in the second quarter of 2005, consisting of $471,000 in charges associated with staff reductions, $165,000 in consulting and professional services, and $33,000 in other consolidation-related costs. The remainder of the total $4.5 million in estimated costs should occur throughout the balance of 2005 and possibly into 2006 depending on the timing of decisions regarding the reorganization of certain support functions.

Year-to-date noninterest expenses increased $1,480,000 or 2.27 percent. Salaries and benefits increased $1,130,000 or 3.06 percent. Net occupancy increased $465,000 or 11.27 percent. Professional services expense increased $541,000 or 22.81 percent. Data processing expenses decreased $283,000 or 8.49 percent.

Earnings Conference Call and Webcast

On July 22, 2005, First Financial will host an earnings conference call that will be webcast live at 3:00 p.m. EDT. The presenters will be Claude E. Davis, president and chief executive officer, C. Douglas Lefferson, executive vice president and chief operating officer, and J. Franklin Hall, senior vice president and chief financial officer. Anyone may participate in the conference call by telephoning 1-877-407-8031 (no passcode needed) or by logging on to the company’s website (http://ffbc-oh.com) for a live audio webcast of the call. Click on the Investor Information section and choose the category of News. Listeners should allow an extra five minutes to be connected to the call or webcast.

The event will also be archived on the company’s website for one year. Anyone who wishes to hear a replay of the event by telephone may dial 1-877-660-6853, account number 286, conference ID number 161495 between 5:00 p.m. EDT on July 22, 2005 and 11:59 p.m. on July 29, 2005.

Other Items:

First Financial repurchased 288,000 shares of its common stock during the second quarter of 2005 under a previously approved and ongoing program for general corporate purposes.

A $3.9 billion publicly owned bank holding company with over 4,000 shareholders, First Financial Bancorp currently operates 4 banking affiliates with a total of 105 retail banking centers in Ohio, Michigan, Kentucky, and Indiana, as well as an investment-advisor affiliate and an operations affiliate. Insurance services are offered through First Financial Insurance.

This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2004. Management’s analysis may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the ability of the company to implement its strategic plan, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2004 Form 10-K and other public documents filed with the SEC.

First Financial Bancorp
P.O. Box 476
Hamilton, OH 45012
Analyst Contact: J. Franklin Hall
513-867-4954
frank.hall@ffbc-oh.com
Media Contact: Cheryl R. Lipp
513-867-4929
cheryl.lipp@comfirst.com

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL DATA

(Dollars in thousand, except per share)
(Unaudited)

	Three months ended					Six months ended
	June 30,	March 31,	Dec. 31,	Sep. 30,	June 30,	June 30,
	2005	2005	2004	2004	2004	2005	2004
EARNINGS
Net interest income	$33,905	$33,980	$34,511	$35,353	$35,108	$67,885	$70,318
Net earnings	9,889	10,726	10,009	10,824	10,337	20,615	20,285
Net earnings per share - basic	$0.23	$0.25	$0.23	$0.25	$0.24	$0.47	$0.46
Net earnings per share - diluted	$0.23	$0.25	$0.23	$0.25	$0.24	$0.47	$0.46

KEY RATIOS
Return on average assets	1.03%	1.13%	1.02%	1.09%	1.06%	1.08%	1.04%
Return on average shareholders’ equity	10.74%	11.73%	10.74%	11.81%	11.40%	11.23%	11.14%
Return on average tangible shareholders’ equity	11.90%	13.00%	11.91%	13.14%	12.67%	12.45%	12.38%
Average shareholders’ equity to average assets	9.59%	9.61%	9.54%	9.25%	9.32%	9.60%	9.37%
Net interest margin	3.94%	3.98%	3.92%	3.96%	4.00%	3.96%	4.01%
Net interest margin (fully tax equivalent)*	4.03%	4.07%	4.01%	4.04%	4.09%	4.05%	4.10%

COMMON STOCK DATA
Average basic shares outstanding	43,502,193	43,601,128	43,708,800	43,750,598	43,868,314	43,551,614	43,908,838
Average diluted shares outstanding	43,575,499	43,673,090	43,762,371	43,817,398	43,951,016	43,624,879	43,971,919
Ending shares outstanding	43,351,903	43,545,285	43,677,236	43,695,439	43,810,651	43,351,903	43,810,651
Market price:
High	$18.90	$19.25	$17.90	$18.78	$18.47	$19.25	$18.82
Low	$16.90	$16.65	$16.90	$16.71	$15.61	$16.65	$15.61
Close	$18.90	$18.25	$17.50	$17.08	$17.72	$18.90	$17.72
Book value	$8.53	$8.45	$8.50	$8.50	$8.24	$8.53	$8.24
Common dividend declared	$0.16	$0.16	$0.15	$0.15	$0.15	$0.32	$0.30

AVERAGE BALANCE SHEET ITEMS
Loans less unearned income	$2,795,754	$2,788,075	$2,810,389	$2,832,997	$2,772,164	$2,791,936	$2,751,652
Investment securities	635,982	655,114	685,616	715,282	751,843	645,495	768,700
Other earning assets	17,188	18,141	2,757	6,690	5,947	17,662	6,955

Total earning assets	3,448,924	3,461,330	3,498,762	3,554,969	3,529,954	3,455,093	3,527,307
Total assets	3,852,422	3,857,854	3,885,054	3,939,541	3,911,711	3,855,123	3,906,869
Noninterest-bearing deposits	433,379	425,365	427,357	404,659	400,554	429,394	395,864
Interest-bearing deposits	2,476,112	2,468,148	2,428,999	2,443,358	2,436,339	2,472,152	2,444,877

Total deposits	2,909,491	2,893,513	2,856,356	2,848,017	2,836,893	2,901,546	2,840,741
Borrowings	445,141	464,300	528,829	597,258	573,783	454,668	564,110
Shareholders’ equity	369,477	370,829	370,722	364,495	364,574	370,149	366,101

CREDIT QUALITY
Ending allowance for loan losses	$43,506	$44,172	$45,076	$47,272	$46,482	$43,506	$46,482
Nonperforming assets:
Nonaccrual	20,408	16,033	17,472	19,377	20,840	20,408	20,840
Restructured	884	885	2,110	2,344	1,774	884	1,774
OREO	2,673	2,705	1,481	2,386	1,860	2,673	1,860

Total nonperforming assets	23,965	19,623	21,063	24,107	24,474	23,965	24,474

Loans delinquent over 90 days	764	352	1,784	879	721	764	721

Gross charge-offs:
Commercial real estate	(12)	(195)	(361)	(167)	(104)	(207)	(704)
Commercial loans and leases	(948)	(824)	(924)	(430)	(553)	(1,772)	(1,578)
Consumer	(1,307)	(1,653)	(1,269)	(1,357)	(2,505)	(2,960)	(4,990)
All other	0	0	(13)	(21)	0	0	(27)

Total gross charge-offs	(2,267)	(2,672)	(2,567)	(1,975)	(3,162)	(4,939)	(7,299)

Recoveries:
Commercial real estate	25	15	80	10	0	40	34
Commercial loans and leases	200	531	325	214	467	731	1,004
Consumer	540	762	553	539	714	1,302	1,719
All other	86	5	0	17	8	91	8

Total recoveries	851	1,313	958	780	1,189	2,164	2,765

Total net charge-offs	(1,416)	(1,359)	(1,609)	(1,195)	(1,973)	(2,775)	(4,534)

CREDIT QUALITY RATIOS
Allowance to ending loans, net of unearned income	1.55%	1.59%	1.61%	1.67%	1.65%	1.55%	1.65%
Nonperforming assets to ending loans, net of unearned income plus OREO	0.85%	0.70%	0.75%	0.85%	0.87%	0.85%	0.87%
90 days past due to loans, net of unearned income	0.03%	0.01%	0.06%	0.03%	0.03%	0.03%	0.03%
Net charge-offs to average loans, net of unearned income	0.20%	0.20%	0.23%	0.17%	0.29%	0.20%	0.33%

* The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it isa standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	June 30,	Dec. 31,	June 30,
	2005	2004	2004
ASSETS
Cash and due from banks	$170,867	$152,437	$139,689
Interest-bearing deposits with other banks	0	495	2,459
Federal funds sold and securities purchased under agreements to resell	0	12,049	419
Investment securities, held-to-maturity	17,439	12,809	13,090
Investment securities, available-for-sale	618,500	655,129	712,847
Loans
Commercial	604,584	635,489	666,680
Real estate-construction	91,342	86,345	75,204
Real estate-mortgage	1,490,388	1,478,930	1,477,572
Installment	592,904	580,156	564,663
Credit card	21,192	21,894	20,694
Lease financing	3,484	5,229	8,729

Total loans	2,803,894	2,808,043	2,813,542
Less
Unearned income	1	6	27
Allowance for loan losses	43,506	45,076	46,482

Net loans	2,760,387	2,762,961	2,767,033
Premises and equipment	70,301	66,216	59,618
Goodwill	28,656	28,444	28,444
Other intangibles	7,619	7,838	8,046
Other assets	118,737	112,270	109,568
Assets related to discontinued operations	106,960	109,073	114,039

Total Assets	$3,899,466	$3,919,721	$3,955,252

LIABILITIES
Deposits
Noninterest-bearing	$446,504	$438,367	$402,630
Interest-bearing	2,473,222	2,467,498	2,438,759

Total deposits	2,919,726	2,905,865	2,841,389
Short-term borrowings	127,466	148,194	263,010
Federal Home Loan Bank long-term debt	321,220	330,356	321,526
Other long-term debt	30,930	30,930	30,930
Accrued interest and other liabilities	32,614	32,697	32,288
Liabilities related to discontinued operations	97,688	100,224	104,906

Total Liabilities	3,529,644	3,548,266	3,594,049

SHAREHOLDERS’ EQUITY
Common stock	395,171	395,521	395,584
Retained earnings	71,784	65,095	57,443
Accumulated comprehensive income	(4,864)	(3,123)	(7,273)
Restricted stock awards	(3,552)	(3,073)	(3,865)
Treasury stock, at cost	(88,717)	(82,965)	(80,686)

Total Shareholders’ Equity	369,822	371,455	361,203

Total Liabilities and Shareholders’ Equity	$3,899,466	$3,919,721	$3,955,252

ADDITIONAL DATA — RISK BASED CAPITAL

	June 30,	March. 31,	Dec. 31,	Sep. 30,	June 30,
	2005	2005	2004	2004	2004
Tier 1 Capital	$367,344	$368,693	$367,114	$364,529	$361,597
Tier 1 Ratio	13.28%	13.45%	13.23%	13.24%	12.98%
Total Capital	$402,083	$403,109	$401,957	$399,108	$396,580
Total Capital Ratio	14.53%	14.70%	14.48%	14.50%	14.24%
Total Risk-Adjusted Assets	$2,766,756	$2,741,622	$2,775,584	$2,752,339	$2,785,789
Leverage Ratio	9.63%	9.65%	9.54%	9.35%	9.33%

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

			Quarterly Averages			Year-to-Date Averages
	June 30,	March 31,	Dec. 31,	Sep. 30,	June 30,	June 30,
	2005	2005	2004	2004	2004	2005	2004
ASSETS
Cash and due from banks	$121,289	$119,590	$115,467	$118,121	$112,941	$120,444	$112,742
Interest-bearing deposits with other banks	0	149	839	1,996	2,542	74	2,907
Federal funds sold and securities purchased under agreements to resell	17,188	17,992	1,918	4,694	3,405	17,588	4,048
Investment securities	635,982	655,114	685,616	715,282	751,843	645,495	768,700
Loans
Commercial	610,727	618,700	627,717	642,337	658,295	614,692	659,400
Real estate-construction	83,903	84,022	93,874	83,499	73,262	83,962	72,479
Real estate-mortgage	1,490,867	1,483,108	1,477,874	1,498,137	1,462,483	1,487,009	1,445,375
Installment	585,856	576,973	584,340	580,833	548,489	581,439	543,834
Credit card	20,537	20,549	20,631	20,493	20,134	20,543	20,204
Lease financing	3,866	4,727	5,961	7,716	9,538	4,294	10,411

Total loans	2,795,756	2,788,079	2,810,397	2,833,015	2,772,201	2,791,939	2,751,703
Less
Unearned income	2	4	8	18	37	3	51
Allowance for loan losses	43,996	44,823	47,453	46,902	46,549	44,407	46,557

Net loans	2,751,758	2,743,252	2,762,936	2,786,095	2,725,615	2,747,529	2,705,095
Premises and equipment	68,775	67,098	64,078	61,059	59,454	67,941	59,016
Other assets	147,842	144,126	141,460	137,146	137,754	145,994	136,220
Assets related to discontinued operations	109,588	110,533	112,740	115,148	118,157	110,058	118,141

Total Assets	$3,852,422	$3,857,854	$3,885,054	$3,939,541	$3,911,711	$3,855,123	$3,906,869

LIABILITIES
Deposits
Interest-bearing	$159,332	$159,949	$130,648	$148,785	$155,171	$159,639	$168,004
Savings	1,055,357	1,048,855	1,051,813	1,062,984	1,047,909	1,052,124	1,034,631
Time	1,261,423	1,259,344	1,246,538	1,231,589	1,233,259	1,260,389	1,242,242

Total interest-bearing deposits	2,476,112	2,468,148	2,428,999	2,443,358	2,436,339	2,472,152	2,444,877
Noninterest-bearing	433,379	425,365	427,357	404,659	400,554	429,394	395,864

Total deposits	2,909,491	2,893,513	2,856,356	2,848,017	2,836,893	2,901,546	2,840,741
Borrowed funds
Short-term borrowings	90,653	104,477	166,939	241,421	219,267	97,527	217,780
Federal Home Loan Bank long-term debt	323,558	328,893	330,960	324,907	323,586	326,211	315,400
Other long-term debt	30,930	30,930	30,930	30,930	30,930	30,930	30,930

Total borrowed funds	445,141	464,300	528,829	597,258	573,783	454,668	564,110
Accrued interest and other liabilities	27,748	27,517	25,974	23,830	27,421	27,633	26,950
Liabilities related to discontinued operations	100,565	101,695	103,173	105,941	109,040	101,127	108,967

Total Liabilities	3,482,945	3,487,025	3,514,332	3,575,046	3,547,137	3,484,974	3,540,768

SHAREHOLDERS’ EQUITY
Common stock	395,248	395,413	395,533	395,581	395,586	395,330	395,617
Retained earnings	70,396	66,243	61,389	58,598	53,999	68,331	52,582
Accumulated comprehensive income	(6,622)	(3,662)	(322)	(4,317)	(1,199)	(5,150)	1,056
Restricted stock awards	(3,304)	(2,851)	(3,447)	(3,636)	(4,124)	(3,079)	(4,172)
Treasury stock, at cost	(86,241)	(84,314)	(82,431)	(81,731)	(79,688)	(85,283)	(78,982)

Total Shareholders’ Equity	369,477	370,829	370,722	364,495	364,574	370,149	366,101

Total Liabilities and Shareholders’ Equity	$3,852,422	$3,857,854	$3,885,054	$3,939,541	$3,911,711	$3,855,123	$3,906,869

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands)
(Unaudited)

			Three months ended,			Six months ended,
	June 30,	March 31,	Dec. 31,	Sep. 30,	June 30,	June 30,
	2005	2005	2004	2004	2004	2005	2004
Interest income
Loans, including fees	$43,370	$42,378	$42,298	$42,256	$40,983	$85,748	$81,953
Investment securities
Taxable	5,389	5,408	5,675	5,970	6,101	$10,797	12,770
Tax-exempt	1,239	1,230	1,307	1,321	1,381	2,469	2,830

Total investment securities interest	6,628	6,638	6,982	7,291	7,482	13,266	15,600

Interest-bearing deposits with other banks	0	1	6	11	15	1	32
Federal funds sold and securities purchased under agreements to resell	121	104	8	15	9	225	20

Total interest income	50,119	49,121	49,294	49,573	48,489	99,240	97,605

Interest expense
Deposits	11,434	10,426	9,752	9,139	8,666	21,860	17,936
Short-term borrowings	507	461	703	817	537	968	1,054
Long-term borrowings	3,781	3,808	3,919	3,885	3,841	7,589	7,618
Other long-term debt	492	446	409	379	337	938	679

Total interest expense	16,214	15,141	14,783	14,220	13,381	31,355	27,287

Net interest income	33,905	33,980	34,511	35,353	35,108	67,885	70,318
Provision for loan losses	750	455	(587)	1,985	2,080	1,205	4,580

Net interest income after provision for loan losses	33,155	33,525	35,098	33,368	33,028	66,680	65,738

Noninterest income
Service charges on deposit accounts	4,609	4,166	4,461	4,859	4,730	8,775	9,284
Trust revenues	3,879	4,094	4,206	3,774	4,030	7,973	7,922
Bankcard interchange income	1,568	1,420	1,422	1,393	1,271	2,988	2,448
Gains from sales of mortgage loans	480	464	441	424	408	944	696
Investment securities (losses) gains	0	(6)	13	(8)	(1)	(6)	(3)
Other	4,302	4,898	4,032	5,475	4,359	9,200	8,807

Total noninterest income	14,838	15,036	14,575	15,917	14,797	29,874	29,154

Noninterest expenses
Salaries and employee benefits	19,157	18,910	19,363	19,175	18,738	38,067	36,937
Net occupancy	2,241	2,349	2,163	2,097	1,944	4,590	4,125
Furniture and equipment	1,664	1,621	1,834	1,766	1,787	3,285	3,573
Data processing	1,461	1,589	1,650	1,640	1,620	3,050	3,333
Marketing	714	511	566	664	695	1,225	1,420
Communication	715	781	710	692	691	1,496	1,393
Professional Services	1,527	1,386	1,405	1,648	1,132	2,913	2,372
Amortization of intangibles	220	220	220	220	220	440	436
Other	5,886	5,793	6,485	5,891	5,932	11,679	11,676

Total noninterest expenses	33,585	33,160	34,396	33,793	32,759	66,745	65,265

Income from continuing operations before income taxes	14,408	15,401	15,277	15,492	15,066	29,809	29,627
Income tax expense	4,785	4,869	4,896	4,800	4,856	9,654	9,599

Income from continuing operations	9,623	10,532	10,381	10,692	10,210	20,155	20,028

Income (loss) from discontinued operations before income taxes	416	307	(606)	185	207	723	400
Income tax expense (benefit)	150	113	(234)	53	80	263	143

Income (loss) from discontinued operations	266	194	(372)	132	127	460	257

Net earnings	$9,889	$10,726	$10,009	$10,824	$10,337	$20,615	$20,285

ADDITIONAL DATA — FULLY TAX EQUIVALENT NET INTEREST INCOME*

Interest income	$50,119	$49,121	$49,294	$49,573	$48,489	$99,240	$97,605
Tax equivalent adjustment	756	758	773	778	819	1,514	1,679

Interest income - tax equivalent	50,875	49,879	50,067	50,351	49,308	100,754	99,284
Interest expense	16,214	15,141	14,783	14,220	13,381	31,355	27,287

Net interest income - tax equivalent	$34,661	$34,738	$35,284	$36,131	$35,927	$69,399	$71,997

*	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it isa standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.